Exhibit 99.1

FOR IMMEDIATE RELEASE: OCTOBER 29, 2015

LEGGETT & PLATT REPORTS RECORD QUARTERLY EPS OF $.67

Carthage, MO, October 29, 2015 —

•	3Q EPS from continuing operations was $.67, a new quarterly record

•	3Q sales from continuing operations were $1.01 billion, also a new quarterly record

•	EBIT margin improved to 14.0% in 3Q

•	Raising 2015 EPS guidance; anticipate record EPS of $2.15 - 2.25 on sales of $3.92 - 3.98 billion

•	2016 outlook: expecting unit volume growth partially offset by deflation; EBIT margin in line with 2015

Diversified manufacturer Leggett & Platt reported record quarterly EPS from continuing operations of $.67, a 31% improvement versus an adjusted1 $.51 in the same quarter last year. Earnings benefited primarily from higher unit volumes and pricing discipline.

Sales from continuing operations were $1.01 billion, a quarterly record and 1% increase versus third quarter 2014 (during which sales increased 14%). In the third quarter, same location unit volume grew 5% and acquisitions added 2% to sales; these gains were largely offset by a 6% decline caused by raw material-related price deflation and currency impacts.

EBIT margin improved to 14.0% this quarter, an increase of 330 basis points from an adjusted2 10.7% in third quarter last year. Margin improvement was the result of higher unit volume, pricing discipline and improved capacity utilization.

CEO Comments

Board Chair and CEO David S. Haffner commented, “We continue to be very pleased with our performance this year. We posted record sales, EBIT, and EPS during the third quarter, extending our string of strong quarterly results that began in the second quarter of 2014. Year-to-date continuing operations EPS improved 24%, to $1.70 this year versus $1.37 last year (excluding last year’s foam litigation expenses).

“Nearly all of our businesses experienced volume growth during the quarter, despite strong prior year comparisons. During the third quarter we saw unit volume growth of 37% in Comfort Core innersprings and 55% in adjustable beds. We also experienced continued strong organic volume growth in both Automotive and European Spring. These volume gains are masked by the deflation and currency impacts we have been experiencing.

“We are achieving these results while maintaining our strong financial base. At quarter’s end, we had $375 million available through our commercial paper program. Net debt to net capital was 36%, comfortably within our 30% - 40% target range.”

Dividend Increase and Stock Repurchases

In August, Leggett & Platt’s Board of Directors increased the quarterly dividend by $.01, to $.32. 2015 marks 44 consecutive annual dividend increases for the company, at a compound annual growth rate of 13%. At yesterday’s closing share price of $45.00, the indicated annual dividend of $1.28 per share generates a dividend yield of 2.8%.

[1]	To aid investors’ awareness of operational profit, 3Q 2014 adjusted EPS from continuing operations excludes $.14 of foam litigation expense.
[2]	3Q 2014 continuing operations adjusted EBIT and adjusted EBIT margin exclude $32 million of foam litigation expense.

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During the third quarter the company purchased 0.9 million shares of its stock at an average price of $45.61, and issued 0.2 million shares through employee benefit plans and option exercises. Through three quarters of the year, the company purchased 3.7 million shares, and issued 2.0 million. Shares outstanding decreased to 136.1 million.

TSR Results

The company’s principal financial goal is to generate TSR that ranks among the top third of the S&P 500 companies over rolling 3-year periods. For the three year period that will end in December of this year, the company has so far (over the last 34 months) generated annual TSR of 23% per year. This performance ranks within the top 29 percent of the S&P 500, exceeding the company’s goal.

2015 Records Anticipated

Leggett & Platt posted record adjusted EPS3 from continuing operations for each of the last three years, and expects to do so again in 2015. The company also expects to achieve, in 2015, record sales and EBIT from continuing operations, and its highest EBIT margin since 1999.

Given its strong third quarter results, the company is raising its 2015 EPS guidance to $2.15 - 2.25. Prior guidance, issued in July, estimated EPS at $2.00 - $2.15. Sales this year have been impacted meaningfully by raw material-related price deflation and currency impacts. As a result, sales guidance is reduced to $3.92 - 3.98 billion, or 4-5% growth versus 2014. This sales forecast includes an approximate 5% negative impact from deflation and currency.

Cash from operations should exceed $375 million in 2015. Capital expenditures are expected to be roughly $110 million, and dividend payments should approximate $170 million.

As has been the company’s practice, after funding dividends and capital expenditures, remaining cash flow will be prioritized toward competitively advantaged acquisitions, which must meet stringent strategic and financial criteria. Should no acquisitions come to fruition, the company has standing authorization from the Board of Directors to repurchase up to 10 million shares each year. For the full year 2015 the company expects to purchase approximately 4 million shares, most of which has already been accomplished, and to issue approximately 2.2 million shares via employee benefit plans and option exercises.

2016 Outlook

The company provided the following general framework for 2016, and will issue formal EPS and sales guidance when it announces fourth quarter results on February 1. Sales growth in 2016, excluding possible acquisitions or divestitures, is expected to be in the mid-single digits. Continued strong unit volume growth is anticipated in many of the company’s product categories, but will likely be partially offset by commodity-related price deflation. 2016 EBIT margin is expected to be roughly in line with 2015, with the benefit to margin from higher unit volume likely offset by the non-recurrence of the 2015 pricing lag. This framework assumes that commodity prices (primarily steel) will stabilize near current levels.

LIFO

All of Leggett’s operating segments use the first-in, first out (FIFO) method for valuing inventory. An adjustment is made at the corporate level (i.e., outside the segments) to convert about 50% of the inventories to the last-in, first-out (LIFO) method. These are primarily the company’s domestic, steel-related inventories. Year-to-date in 2015, lower commodity costs have resulted in a LIFO benefit of $23 million, which has been largely offset by FIFO impacts within the segments.

[3]	Adjusted EPS excludes 2014 foam litigation expense, 2013 CVP impairment, and 2012 unusual tax benefits.

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SEGMENT RESULTS – Third Quarter 2015 (versus the same period in 2014)

Historical financial amounts reflect the new segment structure announced in April 2015.

Residential Furnishings – Total sales decreased $6 million, or 1%. Same location sales declined 2%, with higher unit volume in most product categories (+5%) more-than-offset by the impact of raw material-related price deflation and currency impacts (-7%). Acquisitions increased sales by 1%. EBIT (earnings before interest and income taxes) increased $33 million from non-recurrence of last year’s $32 million foam litigation expense. The additional earnings benefit from higher unit volume was largely offset by FIFO impact and several smaller factors.

Commercial Products – Total sales increased $35 million, or 26%. Same location sales grew 15%, primarily from strong demand in Adjustable Bed. Acquisitions increased sales by 11%. EBIT increased $5 million primarily due to higher sales.

Industrial Materials – Total sales decreased $28 million, or 14%, largely from steel-related price deflation. Unit volumes were down slightly. EBIT increased $2 million, primarily from cost reductions.

Specialized Products – Total sales increased $11 million, or 5%, with volume gains in all four businesses partially offset by currency impacts (-5%). EBIT increased $9 million, primarily from higher volume and absence of last year’s $3 million litigation accrual.

Slides and Conference Call

A set of slides containing summary financial information is available from the Investor Relations section of Leggett’s website at www.leggett.com. Management will host a conference call at 8:00 a.m. Central (9:00 a.m. Eastern) on Friday, October 30. The webcast can be accessed (live or replay) from Leggett’s website. The dial-in number is (201) 689-8341; there is no passcode.

Fourth quarter results will be released after the market closes on Monday, February 1, 2016, with a conference call the next morning.

FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: At Leggett & Platt (NYSE: LEG), we create innovative products that enhance people’s lives, generate exceptional returns for our shareholders, and provide sought-after jobs in communities around the world. L&P is a 132 year-old diversified manufacturer that designs and produces engineered products found in most homes and automobiles. Continuing Operations are comprised of 18 business units, 20,000 employee-partners, and 130 manufacturing facilities located in 19 countries.

Leggett & Platt is the leading U.S. manufacturer of: a) components for residential furniture and bedding; b) carpet cushion; c) adjustable bed bases; d) work furniture and components; e) drawn steel wire; f) automotive seat support & lumbar systems; g) bedding industry machinery.

FORWARD-LOOKING STATEMENTS: Statements in this release that are not historical in nature are “forward-looking.” These statements involve uncertainties and risks, including the company’s ability to improve operations and realize cost savings, price and product competition from foreign and domestic competitors, changes in demand for the company’s products, cost and availability of raw materials and labor, fuel and energy costs, future growth of acquired companies, general economic conditions, possible goodwill or other asset impairment, foreign currency fluctuation, litigation risks, and other factors described in the company’s Form 10-K. Any forward-looking statement reflects only the company’s beliefs when the statement is made. Actual results could differ materially from expectations, and the company undertakes no duty to update these statements.

CONTACT: Investor Relations, (417) 358-8131 or invest@leggett.com

David M. DeSonier, Senior Vice President of Corporate Strategy and Investor Relations

Susan R. McCoy, Vice President of Investor Relations

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LEGGETT & PLATT	Page 4 of 5	October 29, 2015

RESULTS OF OPERATIONS [1]	THIRD QUARTER			YEAR TO DATE
(In millions, except per share data)	2015	2014	Change	2015	2014	Change
Net sales (from continuing operations)	$1,009.1	$997.4	1%	$2,972.6	$2,829.0	5%
Cost of goods sold	768.0	788.3		2,283.0	2,242.4

Gross profit	241.1	209.1		689.6	586.6
Selling & administrative expenses	96.9	131.4	(26%)	301.0	317.6	(5%)
Amortization	5.2	4.9		15.6	14.5
Other expense (income), net	(2.5)	(2.6)		0.6	(8.9)

Earnings before interest and taxes	141.5	75.4	88%	372.4	263.4	41%
Net interest expense	9.2	8.9		29.1	26.9

Earnings before income taxes	132.3	66.5		343.3	236.5
Income taxes	36.1	13.1		97.1	57.5

Net earnings from continuing operations	96.2	53.4		246.2	179.0
Discontinued operations, net of tax	(0.1)	(4.4)		1.2	(99.4)

Net earnings	96.1	49.0		247.4	79.6
Less net income from non-controlling interest	(0.9)	(0.8)		(2.8)	(2.2)

Net earnings attributable to L&P	$95.2	$48.2		$244.6	$77.4

Earnings per diluted share
From continuing operations	$0.67	$0.37	81%	$1.70	$1.23	38%
From discontinued operations	($0.00)	($0.03)		$0.01	($0.69)
Net earnings per diluted share	$0.67	$0.34		$1.71	$0.54
Shares outstanding
Common stock (at end of period)	136.1	137.6		136.1	137.6
Basic (average for period)	140.4	140.8		141.3	141.5
Diluted (average for period)	142.5	142.5		143.2	143.2

CASH FLOW	THIRD QUARTER			YEAR TO DATE
(In millions)	2015	2014	Change	2015	2014	Change
Net earnings	$96.1	$49.0		$247.4	$79.6
Depreciation and amortization	28.5	29.2		85.0	87.6
Working capital decrease (increase)	5.8	67.2		(110.7)	(59.1)
Impairments	0.0	0.1		6.5	109.1
Other operating activity	(0.5)	(13.2)		28.6	(1.5)

Net Cash from Operating Activity	$129.9	$132.3	(2%)	$256.8	$215.7	19%
Additions to PP&E	(27.2)	(24.6)		(78.5)	(63.0)	25%
Purchase of companies, net of cash	0.0	(19.0)		(11.1)	(70.2)
Proceeds from asset sales	2.3	2.2		17.8	12.0
Dividends paid	(42.5)	(41.2)		(128.0)	(124.9)
Repurchase of common stock, net	(40.8)	(3.2)		(155.4)	(112.5)
Additions (payments) to debt, net	(37.8)	(104.9)		25.2	132.8
Other	(7.8)	(2.9)		(8.4)	(19.7)

Increase (Decr.) in Cash & Equiv.	$(23.9)	$(61.3)		$(81.6)	$(29.8)

FINANCIAL POSITION	30-Sep
(In millions)	2015	2014	Change
Cash and equivalents	$251.2	$242.9
Receivables	529.6	584.4
Inventories	504.6	476.5
Held for sale	27.8	66.6
Other current assets	66.5	64.6

Total current assets	1,379.7	1,435.0	(4%)
Net fixed assets	543.7	546.6
Held for sale	22.3	49.7
Goodwill and other assets	1,120.5	1,153.4

TOTAL ASSETS	$3,066.2	$3,184.7	(4%)

Trade accounts payable	$343.5	$356.9
Current debt maturities	3.4	381.6
Held for sale	8.1	21.5
Other current liabilities	396.0	384.4

Total current liabilities	751.0	1,144.4	(34%)
Long term debt	989.1	619.2	60%
Deferred taxes and other liabilities	225.7	192.5
Equity	1,100.4	1,228.6	(10%)

Total Capitalization	2,315.2	2,040.3

TOTAL LIABILITIES & EQUITY	$3,066.2	$3,184.7

LEGGETT & PLATT	Page 5 of 5	October 29, 2015

SEGMENT RESULTS [1]	THIRD QUARTER			YEAR TO DATE
(In millions)	2015	2014	Change	2015	2014	Change
External Sales
Residential Furnishings	$527.0	$532.4	(1.0%)	$1,560.9	$1,440.1	8.4%
Commercial Products	150.2	123.7	21.4%	409.1	347.8	17.6%
Industrial Materials	102.9	121.8	(15.5%)	321.2	378.6	(15.2%)
Specialized Products	229.0	219.5	4.3%	681.4	662.5	2.9%

Total	$1,009.1	$997.4	1.2%	$2,972.6	$2,829.0	5.1%

Total Sales (External + Inter-segment)
Residential Furnishings	$543.6	$549.4	(1.1%)	$1,613.0	$1,489.7	8.3%
Commercial Products	171.1	136.2	25.6%	471.6	377.1	25.1%
Industrial Materials	166.7	194.7	(14.4%)	531.4	565.6	(6.0%)
Specialized Products	239.8	228.4	5.0%	711.5	686.8	3.6%

Total	$1,121.2	$1,108.7	1.1%	$3,327.5	$3,119.2	6.7%

EBIT
Residential Furnishings	$58.2	$25.4	129%	$161.5	$121.8	33%
Commercial Products	14.5	9.5	53%	33.3	22.8	46%
Industrial Materials	15.2	13.6	12%	38.0	30.3	25%
Specialized Products	38.0	29.1	31%	115.0	93.1	24%
Intersegment eliminations and other	2.3	(1.0)		1.3	(3.0)
Change in LIFO reserve	13.3	(1.2)		23.3	(1.6)

Total	$141.5	$75.4	88%	$372.4	$263.4	41%

EBIT Margin [2]			Basis Pts			Basis Pts
Residential Furnishings	10.7%	4.6%	610	10.0%	8.2%	180
Commercial Products	8.5%	7.0%	150	7.1%	6.0%	110
Industrial Materials	9.1%	7.0%	210	7.2%	5.4%	180
Specialized Products	15.8%	12.7%	310	16.2%	13.6%	260

Overall from Continuing Operations	14.0%	7.6%	640	12.5%	9.3%	320

LAST SIX QUARTERS	2014			2015
Selected Figures	2Q	3Q	4Q	1Q	2Q	3Q
Net Sales ($ million)	956	997	953	966	997	1,009
Sales Growth (vs. prior year)	9%	14%	11%	10%	4%	1%
Adjusted EBIT [3]	102	107	90	112	119	142
Cash from Operations ($ million)	103	132	166	32	95	130

Adjusted EBIT Margin [3]	10.7%	10.7%	9.5%	11.6%	12.0%	14.0%
Adjusted EPS - continuing operations (diluted) [3]	$0.48	$0.51	$0.41	$0.50	$0.53	$0.67
Adjusted EBITDA (trailing twelve months) [4]	473	489	503	529	544	578
(Long term debt + current maturities) / Adj. EBITDA[4]	2.3	2.0	1.9	1.9	1.9	1.7

Net Debt to Net Capitalization
Long term debt	926	619	767	798	832	989
Current debt maturities	181	382	202	202	202	3
Less cash and equivalents	(304)	(243)	(333)	(262)	(275)	(251)

Net Debt	803	758	636	738	758	741

Total capitalization	2379	2040	2148	2150	2180	2315
Current debt maturities	181	382	202	202	202	3
Less cash and equivalents	(304)	(243)	(333)	(262)	(275)	(251)

Net Capitalization	2256	2179	2017	2090	2106	2067

Long Term Debt to Total Capitalization	38.9%	30.3%	35.7%	37.1%	38.2%	42.7%
Net Debt to Net Capital	35.6%	34.8%	31.5%	35.3%	36.0%	35.9%

Management uses Net Debt to Net Capital to track leverage trends across time periods with variable levels of cash.

Same Location Sales (vs. prior year)	2Q	3Q	4Q	1Q	2Q	3Q
Residential Furnishings	12%	13%	9%	10%	3%	(2%)
Commercial Fixturing & Components	8%	10%	24%	17%	18%	15%
Industrial Materials	(4%)	6%	5%	6%	(9%)	(14%)
Specialized Products	9%	12%	6%	6%	0%	5%
Overall from Continuing Operations	7%	9%	6%	6%	(1%)	(1%)

[1]	Prior year results have been restated for discontinued operations. Segment information reflects new segment structure adopted 1Q 2015.
[2]	Segment margins calculated on Total Sales. Overall company margin calculated on External Sales.
[3]	Excludes $32m ($.14 / share) litigation accrual in 3Q 2014, and $22m ($.09 / share) litigation accrual in 4Q 2014.
[4]	EBITDA based on trailing twelve months. Excludes $67m CVP impairment in 4Q 2013, and items in Footnote 3.